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TO:       ALL HAWAIIAN AIRLINE EMPLOYEES

From:     Joshua Gotbaum                Mark Dunkerley
          Trustee                       President and Chief Operating Officer

Date:     July 28, 2003

SUBJECT:  JUNE OPERATING REPORT

As it does each month, as part of our obligations under Chapter 11, the company has filed its monthly operating report for the month of June with the bankruptcy court. As part of our effort to keep you informed, we're summarizing parts of the report. You can access the full report, or any others, online at www.HApeople.com.

The June results show a significant improvement over the same month last year, which, you may recall, were plagued by DC-10 operational problems and continuing sluggishness in consumer travel demand. This year, with the new fleet in place and travel rebounding somewhat, our performance was better.

In June, we flew 508 million revenue passenger miles, 2.2% fewer than in June 2002. Operating revenues were up 9%, primarily because we were able to achieve higher average yields. Operating expenses were down 19%, mostly due to lower aircraft maintenance and product distribution costs. System average load factor was 82.1%, versus 80.1% last year. Our revenue per available seat mile (RASM) was 10.2 cents, versus 9.1 cents last June; cost per available seat mile (CASM) was down to 8.4 cents, versus 10.1 cents last year.

As a result, we recorded an operating profit for June 2003 of $10.7 million. For the first six months of the year (excluding a $17.5 million federal security grant), we reported an operating loss of $3.7 million; last year, we recorded an operating loss of $43.7 million for the same period.

We also had a good month operationally. Systemwide on-time performance for the month was 93%, versus 77% last June.

All of you who worked hard to incorporate the new fleet, implement the new fare programs and maintain the quality of service for our passengers should feel very good. However, we know there remains much to be done if we are to be profitable operations outside our peak months of the year. As a leisure carrier, the summer is always Hawaiian's best time. We must not only maintain, but increase our efforts through the summer and beyond.

Thank you for your continued fine efforts. Please keep it up.